Exhibit 10.10

CHANGE OF CONTROL SEVERANCE AGREEMENT

(As Amended and Restated)

THIS CHANGE OF CONTROL SEVERANCE AGREEMENT (the “Agreement”), originally dated and effective as of August 1, 2017, is effective this 20th day of November, 2020 (the “Effective Date”), by and between Carter Bankshares, Inc. (the “Holding Company”) and Carter Bank & Trust (the “Bank”) and Tony E. Kallsen (“Employee”).

WITNESSETH:

WHEREAS, Employee is a valuable employee of the Bank;

WHEREAS, the Bank wishes to encourage Employee to continue Employee’s career and services with the Bank and to remain with the Bank during any potential change of control of the Holding Company; and

WHEREAS, the Holding Company, the Bank and Employee have agreed to enter into this Agreement, as amended and restated to reflect the formation of the Holding Company to set forth the terms on which Employee may be entitled to severance pay from the Bank following a Change of Control (as defined below).

NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

1.             Definitions.

(a)           “Cause” shall mean:

(i)            Employee’s misconduct in connection with the performance of Employee’s duties;

(ii)           Employee’s misappropriation or embezzlement of funds or property of the Bank or any affiliate;

(iii)          Employee’s fraud or dishonesty with respect to the Bank or any affiliate;

(iv)          Employee’s conviction of, indictment for (or the procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any misdemeanor involving moral turpitude;

(v)           Employee’s breach of a material term of this Agreement, failure to perform the material duties and responsibilities of Employee’s position or violation in any material respect of any policy, code or standard of behavior generally applicable to officers or employees of the Bank, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Bank) to remedy such breach or violation (if such breach or violation is deemed by the Bank to be capable of being remedied) which period shall be not less than thirty (30) days;

(vi)          Employee’s material breach of any fiduciary duty owed to the Bank;

or

(vii)         Employee’s engaging in conduct that, if it became known by any regulatory or governmental agency or the public, would be or is reasonably likely to result, in the good faith judgment of the Bank, in injury to the Bank or Holding Company, monetarily or otherwise.

(b)           “Change of Control” shall mean the date any one of the following events occurs after the Effective Date of this Agreement:

(i)            any one person, or more than one person acting as a group, acquires ownership of stock of the Holding Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Holding Company. However, if any one person or group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Holding Company, the acquisition of additional stock by the same person or group is not considered to cause a Change of Control. An increase in the percentage of stock owned by any one person or group, as a result of a transaction in which the Holding Company acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of the Holding Company (or issuance of stock of the Holding Company) and stock in the Holding Company remains outstanding after the transaction.

(ii)           any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Holding Company possessing thirty percent (30%) or more of the total voting power of the stock of the Holding Company.

(iii)          a majority of members of the Holding Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Holding Company’s Board of Directors prior to the date of the appointment or election.

(iv)          any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Holding Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Holding Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” shall mean the value of the assets of the Holding Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Holding Company shall not be treated as a Change of Control if the assets are transferred to: (A) a shareholder of the Holding Company (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Holding Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Holding Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 1(b)(iv)(C) above. A person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Holding Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Holding Company after the transaction is not treated as a Change of Control.

For purposes of Section 1(b)(ii) and (iii) above, if any one person or more than one person acting as a group is considered to effectively control the Holding Company (within the meaning of Section 1(b)(ii) or (iii) above), the acquisition of additional control of the Holding Company by the same person or group is not considered to cause a Change of Control. For purposes of this Section 1, “more than one person acting as a group” shall include the owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Holding Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they (I) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (II) purchase assets of the same corporation at the same time.

(c)            “Good Reason” shall mean within twenty-four (24) months after a Change of Control:

(i)            a material diminution in Employee’s authority, duties or responsibilities;

(ii)           the relocation of Employee to any other primary place of employment more than fifty (50) miles from the Bank headquarters in Martinsville, Virginia, without Employee’s express written consent to such relocation; or

(iii)          a material reduction in Employee’s base salary as it exists as of the date of the Change of Control.

Employee is required to provide notice to the Bank of the existence of a condition described in Section 1(c) above within a sixty (60) day period of the initial existence of the condition, and the Bank shall have thirty (30) days after notice to remedy the condition without liability. If not remedied by the Bank, Employee shall have thirty (30) days after the end of such remedy period to terminate employment for Good Reason.

(d)           “Incapacity” shall mean Employee is suffering a physical or mental impairment that renders Employee unable to perform the essential functions of Employee’s position, and such impairment exists for six months within any twelve-month period, as determined by the Bank and in compliance with the requirements of the Americans with Disabilities Act.

2.             Severance Payments and Other Matters Related to Termination within Two (2) Years After a Change of Control.

(a)           Without Cause or for Good Reason. If Employee’s employment is involuntarily terminated without Cause (and other than due to Employee’s death or Incapacity) within two (2) years after a Change of Control shall have occurred or if Employee resigns for Good Reason within two (2) years after a Change of Control shall have occurred, then the Bank shall pay to Employee (subject to any applicable payroll or other taxes required to be withheld), (i) (A) any unpaid base salary for time worked through the date of termination payable in a lump sum as soon as administratively feasible following termination, but not later than thirty (30) days thereafter; (B) any annual incentive compensation earned during the calendar year preceding the calendar year of termination, but not yet paid as of the date of termination, payable on the earlier of the thirtieth (30th) day after the date of termination, or when otherwise due; and (C) any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (hereinafter subsections (a)(i)(A) — (C) collectively are referred to as the “Accrued Obligations”) and (ii) subject to Employee’s signing, delivering and not revoking a Release Agreement in a form satisfactory to the Bank and the Holding Company that shall include the provisions attached as Exhibit A, which Release Agreement must be signed, delivered and not revoked within the time period set forth therein, the following:

(A)          An amount equal to one times Employee’s base salary as in effect at the time of termination, payable over a period of twelve (12) months in accordance with the regular pay periods of the Bank (but not less frequently than monthly and in equal installments) beginning on the first payroll following the date of termination of employment, provided, however, that all payments otherwise due during the first sixty (60) days following termination of employment shall be accumulated and, if the Release requirements have been met, paid on the sixtieth (60th) day following termination of employment.

(B)          An amount equal to one times the average annual bonus payable for the three (3) years preceding the calendar year in which the termination occurs (or the average for the number of years the Agreement has been in effect if less than three (3) years.) If the Agreement was in effect and no bonus was paid for a calendar year, then the amount to be used for that year in computing the average shall be zero. The bonus amount shall be payable over a period of twelve (12) months in accordance with the regular pay periods of the Bank (but not less frequently than monthly and in equal installments), payable in the same manner and at the same time as the payments in Section 2(a)(A).

(C)          An amount equal to the product of twelve (12) times the monthly rate of the Bank’s subsidy for coverage in its medical, dental and vision plans for active employees (including any applicable coverage for spouses and dependents) in effect on the date of termination, payable in a lump sum on the sixtieth (60th) day following termination of employment.

(b)           Modified Cutback of Compensation Deemed to be Contingent on a Change of Control. If any benefits or payments are to be made under the terms of this Agreement or any other agreement between Employee and the Holding Company and/or the Bank or a subsidiary following a transaction that constitutes a change in the ownership or effective control of the Holding Company or in the ownership of a substantial portion of the assets of the Holding Company such that the provisions of Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (“Code Section 280G”) or Section 4999 of the Internal Revenue Code and any regulations thereunder could potentially apply to such compensation, then the following provisions shall be applicable:

(i)            In the event the independent accountants serving as auditors for the Holding Company on the date of a change of control within the meaning of Code Section 280G (or any other independent accounting firm designated by the Holding Company) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on such change of control, would be nondeductible by the Holding Company or a subsidiary under Code Section 280G, then the payments scheduled under this Agreement and all other agreements between Employee and the Holding Company or the Bank or a subsidiary will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. Any reduction of benefits or payments required to be made under this Section 2(b)(i) shall be taken in the following order: first from cash compensation and then from payments or benefits not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of determination.

(ii)           Notwithstanding the foregoing Section 2(b)(i), in the event the independent accountants serving as auditors for the Holding Company on the date of a change of control within the meaning of Code Section 280G (or any other independent accounting firm designated by the Holding Company) determine that the net economic benefit to Employee after payment of all income and excise taxes is greater without giving effect to Section 2(b)(i) than Employee’s net economic benefit after a reduction by reason of the application of Section 2(b)(i), then Section 2(b)(i) shall be a nullity and without any force or effect. Any decisions regarding the requirement or implementation of the reductions to compensation described in Section 2(b)(i) shall be made by the independent accountants serving as auditors for the Holding Company on the date of a change of control within the meaning of Code Section 280G (or any other independent accounting firm designated by the Holding Company), shall be made at the Bank’s expense and shall be binding on the parties.

(c)           Other Terminations. If Employee’s employment is terminated for Cause or due to Employee’s death or Incapacity or if Employee voluntarily terminates his employment other than for Good Reason, within two (2) years after a Change of Control shall have occurred, this Agreement shall terminate without any further obligation of the Bank or Holding Company to Employee other than the payment to Employee of any unpaid base salary for the time worked through the date of termination as soon as administratively feasible after termination but not later than thirty (30) days thereafter and the payment of any benefits vested, due and owing pursuant to the terms of any plans, policies or programs, payable when otherwise due.

3.             Covenants.

(a)           Non-Competition. Notwithstanding the foregoing, all such payments and benefits otherwise due under Section 2(a) shall cease to be paid, and the Bank and Holding Company shall have no further obligation due with respect thereto, in the event Employee engages in any conduct prohibited in this Section 3. In exchange for this Agreement and other valuable consideration, Employee agrees that Employee will not engage in Competition for a period of twelve (12) months after Employee’s employment with the Bank ceases for any reason, regardless of whether any benefits are due under Section 2(a). For purposes hereof, “Competition” means Employee’s performing duties that are the same as or substantially similar to those duties performed by Employee for the Bank during the last twelve (12) months of Employee’s employment, as an officer, a director, an employee, a partner or in any other capacity, within twenty-five (25) miles of the headquarters of the Bank (or any Virginia headquarters of any successor) or any branch office of the Bank (or any successor (as to its Virginia branches only) as they are located as of the date Employee’s employment ceases, if those duties are performed for a bank, a bank holding company or other financial institution that provides products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by the Bank at the time Employee’s employment ceases.

(b)           Non-Piracy. In exchange for the benefits promised in this Agreement and other valuable consideration, Employee agrees that for a period of twelve (12) months after Employee’s employment ceases for any reason, Employee will not, directly or indirectly, solicit, divert from the Bank or transact business with any “Customer” of the Bank with whom Employee had “Material Contact” during the last twelve (12) months of Employee’s employment or about whom Employee obtained non-public information while acting within the scope of Employee’s employment during the last twelve (12) months of employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to, and competitive with, those offered by the Bank at the time Employee’s employment ceases. “Material Contact” means that Employee personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Bank. “Customer” means any person or entity with whom the Bank had a depository or other contractual relationship, pursuant to which the Bank provided products or services during the last twelve (12) months of Employee’s employment.

(c)           Non-Solicitation. In exchange for the benefits promised in this Agreement and other valuable consideration, Employee agrees that for a period of twelve (12) months after employment ceases, for any reason, Employee will not, directly or indirectly, hire, assist others in hiring or solicit for hire or induce any person to terminate his or her employment with the Bank, if the purpose is to compete with the Bank.

(d)           Confidentiality. As an employee of the Bank, Employee will have access to and may participate in the origination of non-public, proprietary and confidential information relating to the Bank and/or its affiliates, including the Holding Company, and Employee acknowledges a fiduciary duty owed to the Bank and its affiliates not to disclose impermissibly any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Holding Company or the Bank or its customers that is not generally known to the public or generally in the banking industry. Employee agrees that during employment and for a period of five (5) years following the cessation of employment, Employee will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Bank; provided, however that to the extent the information covered by this Section 8 is otherwise protected by the law, such as “trade secrets,” as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.

Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Employee from performing any duty or obligation that shall arise as a matter of law or limit Employee’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law. Specifically, Employee shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. In the event Employee is requested to disclose confidential information by subpoena or other legal process or lawful exercise of authority, Employee shall promptly provide the Bank with notice of the same and cooperate with the Bank in the Bank’s effort, at its sole expense, to avoid disclosure.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•	Where the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

•	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(e)           Remedies. Employee acknowledges that the covenants set forth in Section 3 of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of the Holding Company and the Bank. Employee further acknowledges that if Employee breaches or threatens to breach any provision of Section 3, the Holding Company’s and Bank’s remedies at law will be inadequate, and the Holding Company and the Bank will be irreparably harmed. Accordingly, the Holding Company and the Bank shall be entitled to their attorney’s fees, costs and an injunction, both preliminary and permanent, restraining Employee from such breach or threatened breach, such injunctive relief not to preclude the Holding Company and the Bank from pursuing all available legal and equitable remedies.

4.             Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Bank or any of its affiliates (the “Documents”), whether or not prepared by Employee, shall be the sole and exclusive property of the Bank. The Documents (and any copies) shall be returned to the Bank upon Employee’s termination of employment for any reason or at such earlier time or times as the Board of Directors of the Holding Company or its designee may specify.

5.             Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

6.             Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The parties further agree that venue in the event of any dispute shall be exclusively in the Circuit Court of the City of Martinsville, Virginia, or the applicable federal court, at the sole option of the Holding Company or the Bank, and Employee agrees not to object to venue.

7.             Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

8.             Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

9.             Binding Effect. This Agreement shall be binding upon Employee, on the Holding Company and on the Bank, their successors and assigns, effective on the Effective Date. The Holding Company will require any successor to all or substantially all of the business and/or assets of the Holding Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Holding Company or the Bank would be required to perform it if no such succession had taken place. This Agreement shall be freely assignable by the Holding Company and the Bank.

10.           No Construction Against Any Party. This Agreement is the product of informed negotiations between Employee, the Holding Company and the Bank. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Employee, the Holding Company and the Bank agree that none of the parties was in a superior bargaining position regarding the substantive terms of this Agreement.

11.           Code Section 409A Compliance.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)           Neither Employee nor the Holding Company nor the Bank shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

(c)            A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless such Employee has completely severed Employee’s relationship with the Bank and its affiliates (as determined under Code Section 409A) or Employee has permanently decreased Employee’s services to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if Employee has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If Employee is deemed on the date of separation from service with the Bank to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Bank from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s separation from service or (ii) the date of Employee’s death. In the case of benefits required to be delayed under Code Section 409A, however, Employee may pay the cost of benefit coverage, and thereby obtain benefits, during such six-month delay period and then be reimbursed by the Bank thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of Employee’s separation from service or, if earlier, on the date of Employee’s death, all payments delayed pursuant to this Section 11(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any cash payment is delayed under this Section 11(c), then interest shall be paid on the amount delayed calculated at the prime rate reported in The Wall Street Journal for the date of Employee’s termination to the date of payment.

(d)           With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Bank’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(e)           If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. In the event any payment payable upon termination of employment would be exempt from Code Section 409A under Treas. Reg. § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to Employee that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

(f)            When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Bank.

(g)           Notwithstanding any of the provisions of this Agreement, neither the Holding Company nor the Bank shall be liable to Employee if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

12.           Regulatory Limitation. Notwithstanding any other provision of this Agreement, neither the Bank nor any affiliate shall be obligated to make, and Employee shall have no right to receive, any payment, benefit or amount under this Agreement that would violate any law, regulation or regulatory order applicable to the Bank or the affiliate at the time such payment is due, including without limitation, any regulation or order of the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System or the Office of the Comptroller of the Currency.

13.           Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, including the Change of Control Severance Agreement dated August 1, 2017 between the Bank and Employee, with respect to the subject matter of this Agreement. It is further specifically agreed and acknowledged that, except as provided herein, Employee shall not be entitled to severance payments or benefits under any severance or similar plan, program, arrangement or agreement of or the Bank for any cessation of employment occurring while this Agreement is in effect.

14.           Survivability. The provisions of Section 3 shall survive the termination of this Agreement other than due to the expiration or non-renewal of this Agreement.

15.           Title. The titles and sub-headings of each Section and Sub-Section in the Agreement are for convenience only and should not be considered part of the Agreement to aid in interpretation or construction.

16.           Counterparts/Facsimile. This Agreement may be executed and delivered in multiple counterparts (including by Docusign or a similarly accredited secure signature service or other electronic transmission or signature), each of which when so executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile, e-mail (including ..pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.

IN WITNESS WHEREOF, the Holding Company and the Bank have caused this Agreement to be executed by an officer thereunto duly authorized, and Employee has signed this Agreement, all effective as of the date first above written.

CARTER BANKSHARES, INC.		Tony E. Kallsen

By:	/s/ Litz H. Van Dyke	/s/ Tony E. Kallsen
Litz H. Van Dyke
Title: Chief Executive Officer

CARTER BANK & TRUST

By:	/s/ Litz H. Van Dyke
Litz H. Van Dyke
Title: Chief Executive Officer

	Holding Company and Bank Address:	Employee Address:
	Chief Executive Officer	<<ADDRESS>>
	Carter Bankshares, Inc.	<<CITY, STATE ZIP>>
1300 Kings Mountain Road
Martinsville, VA 24117

EXHIBIT A

RELEASE

For good and valuable consideration, the receipt of which is hereby acknowledged, Tony E. Kallsen (“Employee”), hereby irrevocably and unconditionally releases, acquits, and forever discharges Carter Bankshares, Inc. (“Holding Company”) and Carter Bank & Trust (the “Bank”) and each of their agents, directors, members, affiliated entities, officers, employees, former employees, attorneys, successors, predecessors, parents, subsidiaries and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on the Bank’s right to terminate employees, or any federal, state or other governmental statute, regulation, law or ordinance, including without limitation (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Family and Medical Leave Act; and (8) the Employee Retirement Income Security Act (“ERISA”) (“Claim” or “Claims”), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this Release.

Employee hereby acknowledges and agrees that the execution of this Release and the cessation of Employee’s employment and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts. Employee further acknowledges and agrees that:

a.             The Release given by Employee is given solely in exchange for the consideration set forth in Section 2 of the Change of Control Severance Agreement (As Amended and Restated) dated as of November 20, 2020, by and between the Holding Company, the Bank and Employee to which this Release was initially attached and such consideration is in addition to anything of value which Employee was entitled to receive prior to entering into this Release;

b.            By entering into this Release, Employee does not waive rights or claims that may arise after the date this Release is executed;

c.             Employee has been advised to consult an attorney prior to entering into this Release, and this provision of the Release satisfies the requirements of the Older Workers Benefit Protection Act that Employee be so advised in writing;

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d.            Employee has been offered forty-five (45) days from receipt of this Release within which to consider whether to sign this Release;

e.            No change to this Release, material or otherwise, shall restart the forty-five (45)-day period; and

f.            For a period of seven (7) days following Employee’s execution of this Release, Employee may revoke this Release and it shall not become effective or enforceable until such seven (7) day period has expired.

This Release shall be binding upon the heirs and personal representatives of Employee and shall inure to the benefit of the successors and assigns of the Holding Company and the Bank.

Date	Tony E. Kallsen

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